Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE

ARQULE ANNOUNCES APPOINTMENT OF BRIAN SCHWARTZ

AS CHIEF MEDICAL OFFICER

Broad industry experience includes global development of sorafenib (Nexavar®)

Woburn, MA, June 20, 2008 – ArQule, Inc. (Nasdaq: ARQL) today announced the appointment of Brian Schwartz, M.D., as chief medical officer effective July 14, 2008.

Dr. Schwartz brings to ArQule significant experience in oncology drug development in both the biotechnology and pharmaceutical industries.  He was most recently senior vice president, clinical and regulatory affairs, and chief medical officer at Ziopharm Oncology, Inc., which he joined in 2006 and where he built and led clinical, regulatory, and quality assurance departments responsible for the development of new cancer drugs.

Prior to joining Ziopharm, Dr. Schwartz held a number of positions at Bayer Healthcare and Leo Laboratories.  Over the past eight years, he has focused on oncology clinical development of novel cytostatic, cytotoxic and immunological agents, achieving awards of excellence from both companies.  At Bayer, Dr. Schwartz was a key physician responsible for the global clinical development of sorafenib (Nexavar®) and led the clinical team through a successful Phase 3 trial in renal cell cancer, leading to U.S. Food and Drug Administration (FDA) approval.  He has extensive regulatory experience working with the FDA’s Oncology Division, the European Medicines Evaluation Agency (EMEA), and numerous other health authorities.  Dr. Schwartz was also responsible for U.S. clinical and regulatory activities, including Phase 4 studies and interactions with the National Cancer Institute and other oncology cooperative groups.  He has broad experience in working with scientific advisory boards and international project teams, as well as in leading joint development projects with biotechnology companies.  Dr. Schwartz received his medical degree from the University of Pretoria, South Africa, practiced medicine, and worked at the University of Toronto prior to his career in industry.

“Dr. Schwartz’ depth and breadth of oncology product development experience will help advance the development of our lead molecule, ARQ 197, a selective, small molecule inhibitor of the c-Met receptor tyrosine kinase, and our earlier-stage product candidates in an effective and timely fashion,” said Paolo Pucci, chief executive officer of ArQule.  “His insights into state-of-the-art clinical operations, combined with his U.S. and international experience, will allow us to maximize the development opportunities for ARQ 197 so that the significant clinical and commercial potential of this product is realized.  Furthermore, Brian is a team leader who understands the imperatives at a small company like ArQule to leverage resources efficiently and to galvanize development teams.”

“I am excited about the prospect of working in one of the most promising, emerging areas of oncology clinical research, c-Met inhibition,” said Dr. Schwartz.  “ARQ 197 and ArQule’s earlier stage, novel oncology therapeutics have all benefited from the Company’s proven chemistry capabilities and insights into cancer biology.  I am looking forward to driving these programs forward in multiple oncology indications and ultimately to bringing their benefits to cancer patients in serious need of improved treatments.”

Dr. Schwartz will be responsible for the Company’s clinical trial and regulatory affairs operations. Dr. Nigel Rulewski, the Company’s current chief medical officer, intends to remain as CMO of ArQule until Dr. Schwartz joins and thereafter will assist the Company during a transition period.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead products, which are in clinical-stage development, consist of ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase, and ARQ 501, an activator of the cell’s DNA damage response mechanism mediated by the E2F-1 transcription factor.  The Company’s most advanced pre-clinical development programs are focused on ARQ 761, a second-generation E2F-1 product candidate, as well as compounds that inhibit the Eg5 kinesin spindle protein and the BRAF kinase.  ArQule’s discovery efforts are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate), an energy source for cells.

This press release contains forward-looking statements regarding the Company’s clinical trials with ARQ 197 and earlier stage products.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 and the Company’s other products may not demonstrate promising therapeutic effect; in addition, they may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 and the Company’s other products are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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